As filed with the Securities and Exchange Commission on March 19, 2014

Registration No. 333-193997

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Versartis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	26-4106690
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

275 Shoreline Drive, Suite 450

Redwood City, California 94065

(650) 963-8580

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey L. Cleland, Ph.D.

Chief Executive Officer and Co-founder

Versartis, Inc.

275 Shoreline Drive, Suite 450

Redwood City, California 94065

(650) 963-8580

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kenneth L. Guernsey Barbara A. Kosacz Michael E. Tenta Cooley LLP 101 California Street, 5th Floor San Francisco, California 94111 (415) 693-2000	Bruce K. Dallas Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to Registration Statement on Form S-1 (Commission File No. 333-193997) is being filed solely for the purposes of filing Exhibit 1.1. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of our common stock being registered. All amounts are estimates except for the SEC registration fee, the FINRA filing fee, and the listing fee of The NASDAQ Global Select Market.

Payable by the registrant
SEC registration fee	$18,664
FINRA filing fee	22,235
The NASDAQ Global Select Market listing fee	125,000
Legal fees and expenses	1,400,000
Accounting fees and expenses	600,000
Printing and engraving expenses	200,000
Transfer agent and registrar fees and expenses	10,000
Blue sky fees and expenses	—
Miscellaneous fees and expenses	101

Total	$2,376,000

Item 14.	Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

In an underwriting agreement that we will enter into in connection with the sale of our common stock being registered hereby the underwriters will agree to indemnify, under certain circumstances, us, our officers, our directors, and our controlling persons within the meaning of the Securities Act, against certain liabilities.

Item 15.	Recent sales of unregistered securities

The following sets forth information regarding all unregistered securities sold since January 1, 2011:

Preferred stock issuances

•	On February 14, 2011, January 18, 2012 and May 1, 2012, we issued an aggregate of 46,905,247 shares of our Series B convertible preferred stock to eight accredited investors at a per share price of $0.45, for aggregate consideration of approximately $21,107,360. Following our reverse stock split that became effective on March 6, 2014, these shares are convertible into common stock on a basis of 11.5 shares to one.

•	On October 12, 2012, we issued convertible promissory notes for an aggregate principal amount of approximately $4.5 million and warrants to purchase shares of our Series B convertible preferred stock at an exercise price of $0.45 per share to certain holders of our Series B Preferred Stock. On January 7, 2013, we issued 10,195,552 shares of our Series B convertible preferred stock upon conversion of the convertible promissory notes. Following our reverse stock split that became effective on March 6, 2014, these shares are convertible into common stock on a basis of 11.5 shares to one.

•	On January 7, 2013, we issued an aggregate of 10,195,552 shares of our Series B convertible preferred stock to five accredited investors upon the conversion of convertible promissory notes in the aggregate principal amount of $4,500,000. Following our reverse stock split that became effective on March 6, 2014, these shares are convertible into common stock on a basis of 11.5 shares to one.

•	On January 7, 2013 and July 8, 2013, we issued an aggregate of 36,444,444 shares of our Series C convertible preferred stock to seven accredited investors at a per share price of $0.5625, for aggregate consideration of approximately $20,500,000. Following our reverse stock split that became effective on March 6, 2014, these shares are convertible into common stock on a basis of 11.5 shares to one.

•	On October 1, 2013, we issued an aggregate of 17,777,777 shares of our Series D-1 convertible preferred stock to 10 accredited investors at a per share price of $0.5625, for aggregate consideration of approximately $10,000,000. Following our reverse stock split that became effective on March 6, 2014, these shares are convertible into common stock on a basis of 11.5 shares to one.

•	On February 4, 2014, pursuant to the Series D Securities Purchase Agreement entered into in October 2013, we issued an aggregate of 13,168,291 shares of our Series D-2 convertible preferred stock to 10 accredited investors at a per share price of $0.7594, for aggregate consideration of approximately $10,000,000. Following our reverse stock split that became effective on March 6, 2014, these shares are convertible into common stock on a basis of 11.5 shares to one.

•	On February 14, 2014, we issued an aggregate of 48,758,857 shares of our Series E convertible preferred stock to 19 accredited investors at a per share price of $1.128, for aggregate consideration of approximately $55,000,000. Following our reverse stock split that became effective on March 6, 2014, these shares are convertible into common stock on a basis of 11.5 shares to one.

Option and common stock issuances

•	From January 1, 2011 to date, we have granted to our directors, officers, employees and consultants options to purchase an aggregate of 2,035,941 shares of common stock under our 2009 Stock Plan at exercise prices ranging from $1.26 to $8.165 per share.

•	From January 1, 2011 to date, we have issued and sold to our directors, officers, employees and consultants an aggregate of 30,827 shares of common stock upon the exercise of options under our 2009 Stock Plan at exercise prices ranging from $1.26 to $1.61 per share, for an aggregate amount of approximately $39,287.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their employment or other relationship with us or through other access to information provided by us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.	Exhibits and financial statement schedules

(a) Exhibits

Exhibit index

Exhibit No.	Description

1.1	Form of Underwriting Agreement.

3.1*	Amended and Restated Certificate of Incorporation, as currently in effect.

3.2*	Bylaws, as currently in effect.

3.3*	Amended and Restated Certificate of Incorporation to become effective upon the closing of this offering.

3.4*	Amended and Restated Bylaws to become effective upon the closing of this offering.

3.5*	Certificate of Amendment to Amended and Restated Certificate of Incorporation, as currently in effect.

4.1	[Reserved]

4.2*	Form of Warrant to Purchase Equity Securities

5.1*	Opinion of Cooley LLP.

10.1*	Fourth Amended and Restated Investors’ Rights Agreement by and among the Company and the parties thereto, dated as of February 14, 2014.

Exhibit No.	Description

10.2*	Lease by and between the Company and CA-Shorebreeze Limited Partnership, dated as of August 31, 2011.

10.3*	2009 Stock Plan, as amended.

10.4*	Form of Notice of Stock Option Grant and Incentive Stock Option Agreement under 2009 Stock Plan.

10.5*	Form of Notice of Stock Option Grant and Non-Statutory Stock Option Agreement under 2009 Stock Plan.

10.6*	2014 Equity Incentive Plan.

10.7*	Change in Control Severance Plan.

10.8	[Reserved]

10.9*	2014 Employee Stock Purchase Plan.

10.10*	Form of Indemnification Agreement by and between the Company and each of its directors and officers.

10.11†*	Technology Transfer and Clinical Supply Agreement by and between the Company and Boehringer Ingelheim RCV GmbH & Co KG, dated as of October 23, 2012.

10.12†*	Amendment No. 1 to the Technology Transfer, Clinical Supply Agreement by and between the Company and Boehringer Ingelheim RCV GmbH & Co KG, effective as of October 1, 2013.

10.13†*	Assignment of Technology Transfer and Clinical Supply Agreement by and between the Company and Boehringer Ingelheim RCV GmbH & Co KG, effective as of January 1, 2014.

10.14†*	Services Agreement by and between the Company and Amunix Operating Inc., dated as of March 18, 2013.

10.15†*	Second Amended and Restated Licensing Agreement by and between the Company and Amunix Operating, Inc., dated as of December 30, 2010.

10.16†*	Letter Agreement by and between the Company and Amunix Operating, Inc., dated as of February 3, 2011.

10.17†*	Amendment No. 1 to the Second Amended and Restated Licensing Agreement by and between the Company and Amunix Operating, Inc., dated as of January 7, 2013.

10.18*	Offer letter between the Company and Jeffrey L. Cleland, Ph.D., dated as of December 20, 2010.

10.19*	Offer letter between the Company and Joshua T. Brumm, dated as of November 8, 2013.

10.20*	Amended and restated offer letter between the Company and Paul Westberg, dated as of February 10, 2011.

10.21*	Amendment No. 2 to Second Amended and Restated Licensing Agreement by and between the Company and Amunix Operating, Inc., dated as of February 25, 2014.

Exhibit No.	Description

10.22*	Office Lease by and between the Company and Kilroy Realty, L.P., dated as of February 27, 2014.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (see page II-6 to the original filing of this registration statement).

24.2*	Power of Attorney for John Varian.

*	Previously filed.
†	Registrant has requested confidential treatment for certain portions of this agreement. This exhibit omits the information subject to this confidentiality request. The omitted portions have been filed separately with the SEC.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on March 19, 2014.

VERSARTIS, INC.

By:	/s/ Jeffrey L. Cleland
Jeffrey L. Cleland, Ph.D.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jeffrey L. Cleland	Chief Executive Officer and Director (Principal Executive Officer)	March 19, 2014
Jeffrey L. Cleland, Ph.D.

/s/ Joshua T. Brumm	Chief Financial Officer (Principal Financial and Accounting Officer)	March 19, 2014
Joshua T. Brumm

*	Chairman of the Board of Directors	March 19, 2014
Jay P. Shepard

*	Director	March 19, 2014
Srinivas Akkaraju, M.D., Ph.D.

*	Director	March 19, 2014
Francesco De Rubertis, Ph.D., C.F.A.

*	Director	March 19, 2014
Michael Dybbs, Ph.D.

*	Director	March 19, 2014
Edmon R. Jennings

*	Director	March 19, 2014
Shahzad Malik

*	Director	March 19, 2014
Anthony Y. Sun, M.D.

Signature	Title	Date

*	Director	March 19, 2014
John Varian

* Pursuant to Power of Attorney

By:	/s/ Joshua T. Brumm
Joshua T. Brumm Attorney-in-Fact

Exhibit index

Exhibit No.	Description

1.1	Form of Underwriting Agreement.

3.1*	Amended and Restated Certificate of Incorporation, as currently in effect.

3.2*	Bylaws, as currently in effect.

3.3*	Amended and Restated Certificate of Incorporation to become effective upon the closing of this offering.

3.4*	Amended and Restated Bylaws to become effective upon the closing of this offering.

3.5*	Certificate of Amendment to Amended and Restated Certificate of Incorporation, as currently in effect.

4.1	[Reserved]

4.2*	Form of Warrant to Purchase Equity Securities

5.1*	Opinion of Cooley LLP.

10.1*	Fourth Amended and Restated Investors’ Rights Agreement by and among the Company and the parties thereto, dated as of February 14, 2014.

10.2*	Lease by and between the Company and CA-Shorebreeze Limited Partnership, dated as of August 31, 2011.

10.3*	2009 Stock Plan, as amended.

10.4*	Form of Notice of Stock Option Grant and Incentive Stock Option Agreement under 2009 Stock Plan.

10.5*	Form of Notice of Stock Option Grant and Non-Statutory Stock Option Agreement under 2009 Stock Plan.

10.6*	2014 Equity Incentive Plan.

10.7*	Change in Control Severance Plan.

10.8	[Reserved]

10.9*	2014 Employee Stock Purchase Plan.

10.10*	Form of Indemnification Agreement by and between the Company and each of its directors and officers.

10.11†*	Technology Transfer and Clinical Supply Agreement by and between the Company and Boehringer Ingelheim RCV GmbH & Co KG, dated as of October 23, 2012.

10.12†*	Amendment No. 1 to the Technology Transfer, Clinical Supply Agreement by and between the Company and Boehringer Ingelheim RCV GmbH & Co KG, effective as of October 1, 2013.

10.13†*	Assignment of Technology Transfer and Clinical Supply Agreement by and between the Company and Boehringer Ingelheim RCV GmbH & Co KG, effective as of January 1, 2014.

10.14†*	Services Agreement by and between the Company and Amunix Operating Inc., dated as of March 18, 2013.

Exhibit No.	Description

10.15†*	Second Amended and Restated Licensing Agreement by and between the Company and Amunix Operating, Inc., dated as of December 30, 2010.

10.16†*	Letter Agreement by and between the Company and Amunix Operating, Inc., dated as of February 3, 2011.

10.17†*	Amendment No. 1 to the Second Amended and Restated Licensing Agreement by and between the Company and Amunix Operating, Inc., dated as of January 7, 2013.

10.18*	Offer letter between the Company and Jeffrey L. Cleland, Ph.D., dated as of December 20, 2010.

10.19*	Offer letter between the Company and Joshua T. Brumm, dated as of November 8, 2013.

10.20*	Amended and restated offer letter between the Company and Paul Westberg, dated as of February 10, 2011.

10.21*	Amendment No. 2 to Second Amended and Restated Licensing Agreement by and between the Company and Amunix Operating, Inc., dated as of February 25, 2014.

10.22*	Office Lease by and between the Company and Kilroy Realty, L.P., dated as of February 27, 2014.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (see page II-6 to the original filing of this registration statement).

24.2*	Power of Attorney for John Varian.

*	Previously filed.
†	Registrant has requested confidential treatment for certain portions of this agreement. This exhibit omits the information subject to this confidentiality request. The omitted portions have been filed separately with the SEC.